As filed with the Securities and Exchange Commission on November 10, 1997
                                                Registration No. 333-




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               ------------------


                        COLORADO WYOMING RESERVE COMPANY
             (Exact name of registrant as specified in its charter)


                               ------------------


               WYOMING                                 83-0246080
   (State or other jurisdiction of                  (I.R.S. Employer
   incorporation or organization)                Identification Number)

                        1820 SOUTH ELENA AVENUE, SUITE B
                         REDONDO BEACH, CALIFORNIA 90277
                                 (310) 546-5741
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             RESTRICTED SHARE GRANT
                      DIRECTOR AND CONSULTANT OPTION PLANS
                                     WARRANT
                              EQUITY INCENTIVE PLAN
                           INCENTIVE STOCK OPTION PLAN
                             (Full titles of plans)


                               ------------------


          FAISAL CHAUDHARY                           WITH A COPY TO:
              SECRETARY                         PATRICIA M. MERRICK, ESQ.
  1820 SOUTH ELENA AVENUE, SUITE B             DAVIS, GRAHAM & STUBBS LLP
   REDONDO BEACH, CALIFORNIA 90277             370 17TH STREET, SUITE 4700
           (310) 546-5741                        DENVER, COLORADO  80202
                                                     (303) 892-9400
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------


                         CALCULATION OF REGISTRATION FEE

                                                   Proposed        Proposed
                                  Amount            maximum         maximum
 Title of each class of            to be         offering price     aggregate        Amount of
Securities to be Registered      Registered      Per Share(1)   Offering Price(1)  Registration Fee

Common Stock ($.01 par value) 3,925,000 shares       $1.49          $5,850,000         $1,772.73

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon (a) an actual exercise price of (i) $1.00 per share for 75,000 shares of Common Stock to be issued pursuant to options granted under certain Consultant Option Plans and (ii) $1.50 per share for 50,000 shares of Common Stock to be issued pursuant to options granted under the Equity Incentive Plan; (b) the average bid and asked prices for the Company's Common Stock, as reported by the NASD on the OTC Bulletin Board System on November 5, 1997, of $1.49, for an aggregate of (i) 2,450,000 shares of Common Stock subject to options that may be granted under the Company's Equity Incentive Plan, (ii) 1,300,000 shares of Common Stock that are being registered for resale hereunder that may be issued pursuant to a Warrant, the Incentive Stock Option Plan and certain Director Option Plans, and (iii) 50,000 shares of Common Stock that are being registered for resale hereunder that were issued as a restricted share grant under a certain Consulting Agreement.

                               EXPLANATORY NOTE

    This Registration Statement covers the registration of (i) 2,500,000 shares of Common Stock of Colorado Wyoming Reserve Company, a Wyoming corporation (the "Company"), issuable pursuant to the Company's Equity Incentive Plan; (ii) 75,000 shares of Common Stock issuable pursuant to stock options granted to consultants providing services to the Company; and (iii) 1,350,000 shares of Common Stock to be offered pursuant to the Reoffer Prospectus constituting a part of this Registration Statement.

REOFFER PROSPECTUS


                        COLORADO WYOMING RESERVE COMPANY

                                1,350,000 SHARES

                                  COMMON STOCK

                                ($.01 PAR VALUE)

                 -----------------------------------------------


      This Prospectus relates to the offer and sale by certain stockholders (the "Selling Stockholders") for their respective accounts of shares of Common Stock, par value $.01 per share (the "Common Stock"), of Colorado Wyoming Reserve Company (the "Company"): (1) which are issuable or have been issued upon exercise of stock options granted by the Company pursuant to certain Director Option Plans; (2) which have been issued previously by the Company as a Restricted Share Grant pursuant to a certain Consulting Agreement (the "Consulting Agreement"); (3) which are issuable or have been issued by the Company upon exercise of a Warrant; and (4) which are issuable or have been issued by the Company pursuant to a certain Incentive Stock Option Plan. As of the date hereof, 1,200,000 stock options have been granted to certain Selling Stockholders pursuant to Director Option Agreements and the Incentive Stock Option Agreement, all of which stock options are currently vested and remain unexercised and outstanding. As of the date hereof, 50,000 shares of Common Stock have been issued to a Selling Stockholder as a Restricted Share Grant pursuant to a Consulting Agreement, and a warrant for the purchase of 100,000 shares of Common Stock has been granted to a Selling Stockholder pursuant to a Warrant, which is fully exercisable and remains unexercised and outstanding. All of such shares are offered hereby.

      The Company will not receive any of the proceeds from sales of Common Stock by the Selling Stockholders.

      THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET
FORTH IN "RISK FACTORS."

                       ---------------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                       ---------------------------------

                The date of this Prospectus is November 10, 1997.

                             AVAILABLE INFORMATION

      The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements, and other information.

      A registration statement on Form S-8 with respect to the Common Stock offered by this Prospectus (the "Registration Statement") has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Accordingly, additional information concerning the Company and such securities can be found in the Registration Statement, including various exhibits and schedules thereto, which may be inspected at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C.
20549.

      The Company's Common Stock is traded over-the-counter on the NASD OTC Bulletin Board.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the Commission by the Company under the Exchange Act are herein incorporated by reference:

      (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997, as filed with the Commission on October 1, 1997.

      (b) The description of the Company's Common Stock contained in the Company's Registration Statement, File No. 2-68893, effective October 24, 1980.

      (c) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of Common Stock.

      Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Such request may be directed to the Company, 1820 South Elena Avenue, Suite B, Redondo Beach, California 90277, Attn: Kim M. Fuerst, President, telephone (310) 546-5741.

                       --------------------------------

      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  THE COMPANY

      Colorado Wyoming Reserve Company (formerly Mystique Developments, Inc.) ("CW" or the "Company"), was incorporated as a Wyoming corporation on November 7, 1979. CW was organized for the purpose of engaging in oil and gas activities including exploration for and development and production of oil and gas reserves.

      CW engages in the business of developing and acquiring proved, undeveloped oil and gas reserves and produces and sells crude oil and natural gas in the United States. Management's primary objective is the acquisition of interests in proved, developed oil and gas properties which it may further exploit through the use of 3-D seismic technology, in exchange for cash, services or shares of CW's equity securities.

      The Company held an annual meeting of stockholders on October 17, 1997 during which directors were elected,Coopers & Lybrand L.L.P. was selected as the Company's independent auditors, an Equity Incentive Plan and an Incentive Stock Option Plan were approved and certain prior stock and option grants were ratified. In addition, the stockholders approved an amendment and restatement of the Company's Articles of Incorporation to change the name of the Company to Colorado Wyoming Reserve Company and to delete the provisions permitting cumulative voting in the election of directors.

      The Company's principal offices are located at 1820 South Elena Avenue, Suite B, Redondo Beach, California 90277. The Company's telephone number is
(310) 546-5741.

      The Company's Common Stock is traded over-the-counter on the NASD OTC Bulletin Board under the symbol "MYSD." On November 5, 1997, the average of the bid and asked prices of the Common Stock was $1.49 per share.

                                 RISK FACTORS

      In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

      LIMITED OPERATIONS. CW was organized for the purpose of engaging in oil and gas activities including exploration for and development and production of oil and gas reserves. For the fiscal years ended June 30, 1997 and 1996, approximately $62,644 and $81,865, respectively, of Company revenues were attributable to oil and gas sales. Management and consulting fees generated approximately $500,000 in revenue in fiscal 1996, but no revenue in fiscal 1997.

      The Company's success will be dependent on its ability to increase revenues from oil and gas sales and management and consulting activities. The Company currently has limited oil and gas reserves from which to generate sales revenues and limited personnel with which to generate management and consulting revenues. Without successful acquisition, exploration and development activities, the Company's ability to generate revenues from oil and gas sales will diminish. The acquisition of producing properties and the development of oil and gas reserves require substantial amounts of capital. To the extent that revenues are not increased and external sources of capital are limited or unavailable, the Company's ability to make the necessary capital investments to maintain and expand its asset base will be impaired.

      LIMITED PUBLIC FLOAT; SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL VOLATILITY OF STOCK PRICE. As of June 30, 1997, the Company had 1,595,076 shares of Common Stock issued and outstanding. Only 523,188 of these shares are eligible for public trading. Of the total outstanding shares, 985,000 were issued at various times in November and December 1996 in a private placement and are "restricted securities" as defined by Rule 144 promulgated under the Securities Act of 1933, as amended (the "Restricted Shares"). Those Restricted Shares will become eligible for sale in the public market, in compliance with Rule 144 volume restrictions and other requirements, beginning in November 1997 for resales by non-affiliates and in November 1998 for resales by Company affiliates.

      The Company has granted options and issued warrants to purchase 1,425,000 shares of Common Stock, all of which are currently exercisable and 1,300,000 of which options are held by the Company's directors and officers and their affiliates. Pursuant to this Prospectus, the Company has registered for resale 1,350,000 shares of Common Stock. In addition, the Company has reserved for issuance and has registered an additional 2,500,000 shares of Common Stock available for issuance under the Company's Equity Incentive Plan, 50,000 of which have been granted and are presently exerisable.

      Because the shares subject to resale hereunder represent such a large percentage of the Company's total equity, sales of substantial amounts of Common Stock by the Company's principal stockholders in the public market could adversely affect the prevailing market price of the Common Stock.

      CONTROL BY INSIDERS. Fourteen percent of the Company's outstanding Common Stock is held by the Company's directors and officers and their affiliates. In addition, options or warrants for 1,300,000 shares of Common Stock have been granted to the Company's directors and officers and their affiliates and are currently exercisable at $1.00 per share, which is below the current market price of the Company's Common Stock. If all such currently exercisable options were exercised, the Company's directors and officers and their affiliates would beneficially own fifty-three percent of the total outstanding shares of Common Stock of the Company. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval. Such voting concentration may have the effect of discouraging, delaying or preventing a change in control of the Company.

      RELIANCE ON KEY EMPLOYEES. The Company is wholly dependent on the personal efforts and abilities of its officers and key employees. The loss of or unavailability to the Company of the services of one or more of its key employees would have a materially adverse effect on the Company's business prospects and/or potential earning capacity. In particular, the Company's President, Kim M. Fuerst, is instrumental in the overall planning and management of the Company, its financing and its growth. There can be no assurance that if the services of any of these individuals were unavailable to the Company, the Company would be able to employ a qualified replacement person or persons on terms suitable to the Company. The Company does not maintain key person life insurance on any of its key employees but it may obtain such insurance on one or more employees in the future. Although Mr. Fuerst has been involved in oil and gas exploration and production, he has not been significantly involved in oil and gas reserve acquisitions.

      COMPETITION. The Company's success will be largely dependent on its ability to replace and expand its oil and gas reserves through the acquisition of producing properties and the development of oil and gas reserves, both of which involve substantial risks. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that the Company's acquisition and development activities will result in the successful replacement of, or additions to, the Company's reserves.

      There is significant competition for the acquisition of properties producing or capable of producing oil and gas. The Company faces competition from a substantial number of companies, most of which have greater financial and other resources than does the Company. As a result of this competition, the Company may be unable to acquire attractive oil and gas properties on terms it considers acceptable. In addition, the Company faces competition for the sale of its oil and gas from a substantial number of companies, many of which have greater financial or other resources than the Company.

      OPERATIONAL HAZARDS AND INSURANCE. Operations in the oil and gas industry entail a number of operating risks, such as the risks of fire, blowouts, explosions, cratering, pipe failure, casing collapse and abnormally pressured formations, the occurrence of which could materially and adversely affect the Company. The Company maintains insurance which covers, among other things, environmental risks; however, there can be no assurance that the insurance the

Company carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company.

      LIMITED DIRECTOR LIABILITY. The liability of a director to the Company or any shareholder for monetary damages for breach of his fiduciary duties as a director is limited by the Company's Articles of Incorporation, with certain exceptions. In addition, the Company will provide officers and directors the maximum indemnification allowable from time to time under Wyoming law. These provisions limit the Company's and its shareholders' ability to obtain damages or other relief from its officers and directors in the event of claimed wrongdoing.

      NO DIVIDENDS. The Company has paid no dividends on its Common Stock since incorporation. The Company does not anticipate paying dividends on its Common Stock in the foreseeable future and intends to devote any earnings to the development of the Company's business.

      CONFLICTS OF INTEREST. Certain conflicts of interest exist between the Company and its officers and directors. In particular, one of the Company's directors, J. Samuel Butler, is also the owner of 99% of Trinity Petroleum Management LLC ("Trinity"). Trinity provides administrative services to the Company for a monthly fee pursuant to the terms of a six-month contract which expired in September 1997 and which is continuing on a month-to-month basis. Each of the Company's officers and directors has other business interests to which they devote their attention, and they are expected to continue to do so. As a result, if such businesses are engaged in transactions with the Company, conflicts of interest may arise. If an officer or director owes a fiduciary duty to another entity similar to the duty owed to the Company, it is possible that the conflict would be impossible to resolve in a manner that is equitable to the Company.

      ENVIRONMENTAL RISKS. The Company's operations, which include the production and sale of oil and gas (collectively the operations are referred to as "Regulated Environmental Activities"), are subject to a variety of federal, state and local laws, rules and regulations governing the storage, transportation, manufacture, use, discharge, release and disposal of products and contaminants into the environment or otherwise relating to the protection of the environment. The Company's Regulated Environmental Activities, by their very nature, give rise to the potential for substantial environmental risks including:

            Risk of Release of Petroleum and Related Products and Wastes. The accidental or unintended release or discharge of petroleum and related products and wastes, which result from normal activities at production facilities and during the transportation or manufacture of such products and wastes, or the release or discharge of such products or wastes in excess of permitted levels, may occur despite the operational controls and procedures established by the Company. Release or discharge of such petroleum and related products and associated wastes could contaminate the environment. Such releases or discharges may give rise to potential liability under the environmental laws, rules and regulations of the United States, individual states, and local jurisdictions relating to contamination or threat of contamination of air, soil, groundwater and surface waters. Such liability could expose the Company to fines or other penalties, both civil and criminal, and could result in the Company being required to institute extensive cleanup and remediation activities.

            Risk of Violation of Environmental Regulations. The Company is subject to numerous environmental laws, rules and regulations covering its Regulated Environmental Activities. The Company's failure to comply with any applicable environmental regulation, whether or not intentional, can give rise to fines, penalties and sanctions, including criminal charges against employees and management, and may under certain circumstances require the closure of such noncomplying facilities.

            Risk to the Environmental Health and Safety of Persons. Exposure of the Company's employees or the public to certain petroleum and related products or waste could result in damage to human health and safety, and give rise to liability to the Company, thereby impacting the economic value of the Company.

      DRILLING RISKS. Drilling involves numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling and completing wells is often unpredictable, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in delivery of equipment. Accordingly, there can be no assurance as to the success of the Company's future drilling activities.

      RELIANCE ON RESERVE ESTIMATES. Information relating to the Company's estimates of proved reserves of oil and natural gas is based upon engineering estimates made by management. Petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the commercially recoverable reserves of oil and natural gas attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. CW therefore emphasizes that the actual production, revenues, severance and excise taxes, development expenditures, workover and remedial expenditures, abandonment expenditures and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances may be material.

      In addition, actual future net cash flows will be affected by factors such as price, actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production, which may and often do prove to be inaccurate.

      TITLE TO PROPERTIES. Title matters relating to oil and gas properties are often subject to some doubt. The decision of whether or not to expend funds for additional title work is made by management on a case-by-case basis. In some cases, title may be found to be defective and the cost to cure title may be prohibitive.

                             SELLING STOCKHOLDERS

      The following table shows the names of the Selling Stockholders, the number of securities owned beneficially by each of them, or their nominees, as of October 15, 1997, and the number of shares which may be offered pursuant to this Prospectus (such offered shares shall be referred to herein as the "Stockholder Securities"). This information is based upon information provided by the Selling Stockholders or their representatives. Because the Selling Stockholders may offer all, some or none of the Stockholder Securities which they hold, no definitive estimate can be given as to the number of Stockholder Securities that will be held by the Selling Stockholders upon termination of such offering. In the future, additional stock options or restricted stock awards may be granted under the Company's employee benefit plans to the following persons or to other affiliates of the Company and this Prospectus may be used in connection with the resale of such restricted stock or shares underlying such stock options. Shares held by Selling Stockholders may be sold either pursuant to the Registration Statement of which this Prospectus is a part or pursuant to Rule 144 under the Securities Act.


                                                                                   Shares or
                                                                               Shares Subject to
                              Shares Beneficially                            Options Beneficially
                              Owned or Subject to         Shares               Owned After Sales
                             Options Before Sales   Offered for Selling     Under This Prospectus/2/
Selling Stockholder          Under This Prospectus   Stockholder's Account/1/  Number   Percentage

J. Samuel Butler/3,7/               300,000                300,000                  0        0
Faisal Chaudhary/4/                 612,500                500,000            112,500        7%
Kim M. Fuerst/5/                    612,500                500,000            112,500        7%
Sayed Consulting, Inc./6/           100,000                 50,000             50,000        3%
Trinity Petroleum Management LLC/7/ 100,000                100,000                  0        0
----------------------


1 Figures in this column consist of shares, options and warrants to purchase shares, as noted, issued pursuant to employee benefit plans, as that term is defined under Rule 405 of the Securities Act.
2 Figures in this column assume the sale by the Selling Stockholders of all of their Stockholder Securities.
3 Director of the Company. Includes 200,000 shares issuable pursuant to stock options granted under a certain Director Option Agreement, which options are presently exercisable at $1.00 per share, and 100,000 shares issuable pursuant to a Warrant granted to Trinity Petroleum Management LLC ("Trinity"), which Warrant is presently exercisable at $1.00 per share. Mr. Butler holds a 99% ownership interest in Trinity.
4 Director and Secretary of the Company. Includes 112,500 shares owned by Mr. Chaudhary and 500,000 shares issuable pursuant to stock options granted under a certain Director Option Agreement, which options are presently exercisable at $1.00 per share.
5 President, (Chief Executive Officer), Treasurer (Chief Financial Officer) and Director. Includes 112,500 shares owned by Mr. Fuerst and 500,000 shares issuable pursuant to stock options granted under a certain Incentive Stock Option Agreement, which options are presently exercisable at $1.00 per share.
6 Consists of 50,000 shares issuable pursuant to stock options granted under a Consulting Agreement, which options are presently exercisable at $1.00 per share, and 50,000 shares previously issued as a Restricted Share Grant under such Consulting Agreement. The shares issued as a Restricted Share Grant are being offered for resale hereunder.
7 Includes 100,000 shares issuable pursuant to a Warrant, which Warrant is presently exercisable at $1.00 per share. Mr. Butler, a director of the Company, holds a 99% ownership interest in Trinity.

                             PLAN OF DISTRIBUTION

      The shares of Common Stock covered by this Prospectus may be offered or sold from time to time by the Selling Stockholders. Such sales may be made in over-the-counter transactions, in block trades, pursuant to purchases by a broker or a dealer as principal, in private transactions, or otherwise, at prices then prevailing in the market or at negotiated prices. The Company will not receive any of the proceeds from sales by Selling Stockholders.

      Any broker or dealer involved in the offer or sale of the shares included herein may receive brokerage commissions or discounts. To the knowledge of the Company, no Selling Stockholder is currently party to any agreement with any broker or dealer respecting such transactions. Upon sale of such shares, any or all of the Selling Stockholders or anyone effecting sales on behalf of the Selling Stockholders may be deemed an underwriter, as that term is defined in the Securities Act. All expenses of the registration of the Common Stock covered by this Prospectus are to be borne by the Company.


                                 LEGAL MATTERS

      The validity of the issuance of the shares of Common Stock described herein will be passed upon for the Company by Davis, Graham & Stubbs LLP, Denver, Colorado.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM. 3 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

      The following documents filed or to be filed by Colorado Wyoming Reserve Company (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated or deemed to be incorporated in this Registration Statement by reference:

      (a) The Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, as filed with the Commission on October 1, 1997.

      (b) The description of the Company's Common Stock contained in the Company's Registration Statement, File No. 2-68893, effective October 24, 1980.

      All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing such documents.

5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

      None.

6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Article VII of the Company's Amended and Restated Articles of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the Company, if such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Company, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the Company. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders, a majority of the disinterested directors or independent legal counsel, that indemnification is proper because the indemnitee has met the applicable standard of conduct.

      Additionally, Article VII contains a provision authorizing the Company to purchase and maintain insurance on behalf of such persons against any liability asserted against and incurred by such person arising out of such person's status as such, whether or not the Company would have the power to indemnify him under the provisions of Article VII.

7.    EXEMPTION FROM REGISTRATION CLAIMED.

      The 50,000 shares of Common Stock that were issued as restricted securities to be reoffered or resold pursuant to this Registration Statement were issued in transactions completed without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

8.    EXHIBITS.

      4.1*        Amended and Restated Articles of Incorporation of the Company.

      4.2**       Bylaws of the Company.

      4.3* Option Agreement between the Company and J. Samuel Butler, dated October 18, 1996.

      4.4* Option Agreement between the Company and Faisal Chaudhary, dated October 18, 1996.

      4.5(a)****  Incentive Stock Option Plan between the Company and Kim M.
                  Fuerst, dated October 18, 1996.

      4.5(b)****  Incentive Stock Option Agreement between the Company and Kim
                  M. Fuerst, dated October 18, 1996.

      4.6*** Warrant dated March 31, 1997 from the Company to Trinity Petroleum Management LLC.

      4.7***      The Company's Equity Incentive Plan.

      4.8*** Option Agreement between the Company and Sayed Consulting, Inc., dated November 15, 1996.

      4.9* Option Agreement between the Company and Lucy Treadway, dated November 15, 1996.

      4.10****    Kim M. Fuerst Employment Agreement.

      4.11* Option Agreement between the Company and David Crockett, dated October 12, 1997.

      5.1*        Opinion and Consent of Davis, Graham & Stubbs LLP.

      23.1*       Consent of Counsel.  See Exhibit 5.1

      23.2*       Consent of Coopers & Lybrand L.L.P.

--------------------

(*)     Filed herewith.

(**) Filed previously as an Exhibit to the Company's Annual Report on Form 10-K (No. 0-09482) for the fiscal year ended May 31, 1983, and incorporated herein by reference.

(***) Filed previously as an Exhibit to the Company's Quarterly Report on Form 10-QSB (No. 0-09482) for the quarter ended March 31, 1997, and incorporated herein by reference.

(****) Filed previously as an Exhibit to the Company's Annual Report on Form
       10-KSB for the fiscal year ended June 30, 1997, and incorporated herein by reference.

9.    UNDERTAKINGS.

      A.    The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any additional or changed material information on the plan of distribution, provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 7th day of November, 1997.

                                    COLORADO WYOMING RESERVE COMPANY

                                    By:
                                       -----------------------------------------
                                       Kim M. Fuerst
                                       President

                               POWER OF ATTORNEY

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints jointly and severally, Kim M. Fuerst and J. Samuel Butler, or any of them, with full power to act alone, his true and lawful attorneys-in-fact, with full power of substitution, and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or either of them may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                       TITLE                              DATE


-----------------------------   Chairman, President, Treasurer and     November 7,1997
Kim M. Fuerst                   Director (Principal Executive
                                Officer, Principal Financial and
                                Accounting Officer)


-----------------------------   Secretary and Director                 November 7, 1997
Faisal Chaudhary


-----------------------------   Director                               November 7, 1997
J. Samuel Butler


                                 EXHIBIT INDEX

Exhibit                                                               Sequential
No.        Description                                                Page No.


4.3 Option Agreement between the Company and J. Samuel Butler, dated October 18, 1996.

4.4 Option Agreement between the Company and Faisal Chaudhary, dated October 18, 1996.

4.9 Option Agreement between the Company and Lucy Treadway, dated November 15, 1996.

4.11 Option Agreement between the Company and David Crockett, dated October 12, 1997.

5.1        Opinion and Consent of Davis, Graham & Stubbs LLP.

23.1       Consent of Counsel.  See Exhibit 5.1

23.2       Consent of Coopers & Lybrand L.L.P.